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exhibit

(a)(5)(iv)    Press Release of October 17, 2000.

JARDINE FLEMING INDIA FUND ANNOUNCES RESULTS OF TENDER OFFER

Jardine Fleming India Fund Inc. (NYSE: JFI) announced today that in accordance with its tender offer for up to 3,036,836 shares of its common stock which expired on October 12, 2000, the Fund has accepted that number of shares for payment today at a price of $12.5495 per share. These shares represent 30% of the Fund's outstanding shares as of August 24, 2000. A total of 8,078,707 shares were properly tendered and not withdrawn by midnight October 12, 2000, the final date for withdrawals. Therefore, on a pro-rated basis, 37.6% of the shares so tendered by each tendering stockholder have been accepted for payment. Management of the Fund expects that payment for such shares will be made on or about October 19, 2000.

Jardine Fleming India Fund Inc., a closed-end investment company, is managed by Jardine Fleming International Management, Inc., an indirect subsidiary of The Chase Manhattan Corp.

For further information please contact:

Hong Kong:
Jeannie Yan
Tel:  (852) 2843-8888
Fax:  (852) 2524-8649

         Or

United States:
Joanne Kilkeary
Fund Tel:  (201)318-4150
Fund Fax:  (201)533-2847